Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement between Northwest Natural Gas Company, an Oregon corporation (“NNG”), and Mark S. Dodson (“Dodson”) dated December 20, 2002 (the “Agreement”) is hereby amended as follows:

1.	Section 4 of the Agreement is amended to read in its entirety as follows:

“4. ESRIP Benefits for Retirement, Termination, Disability or Death

“4.1 In General. Executive supplemental retirement income benefits under the ESRIP normally are available upon vesting that begins after 5 years of service, and the amount of benefits then increases with additional years of service. This Agreement provides for payment of ESRIP benefits even though Dodson is not otherwise vested in such benefits and provides for benefits at higher levels than Dodson would otherwise be entitled based on his years of service. For determination of any ESRIP payment starting before Dodson’s age 65 normal retirement date, Dodson shall be treated as though he qualifies for and will receive an “early annual retirement allowance” under NNG’s Retirement Plan, and Dodson’s ESRIP benefits shall not be subject to reduction under Section 2.02-3 of the ESRIP based on age at retirement. If entitled to receive ESRIP benefits under this Agreement, Dodson may select any of the benefit payment options under Section 3.01 of the ESRIP for which he is eligible.

“4.2 Full ESRIP. NNG shall be liable under the ESRIP to pay Dodson the full ESRIP benefit using the 65 percent normal retirement income target provided under Section 2.01-2 of the ESRIP once any of the following conditions has been satisfied:

“(a) Dodson’s employment is terminated for any reason after he completes the Second Term;

“(b) Dodson becomes totally and permanently disabled at any time during employment by NNG; or

“(c) NNG terminates Dodson without cause, where “cause” has the meaning set forth in paragraph 4(ii) of Dodson’s separate amended and restated change in control severance agreement dated December 14, 2006, as such agreement may be amended from time to time (the “Change in Control Severance Agreement”); provided, however, that this subsection (c) shall not apply if as a result of such termination Dodson becomes entitled to receive severance benefits under the Change in Control Severance Agreement.

“4.3 One-half ESRIP. If, after December 31, 2002 but prior to the end of the Second Term, Dodson terminates employment with NNG under circumstances where he is not entitled to full ESRIP benefits under Section 4.2 above, NNG shall be liable under the ESRIP to pay Dodson the greater of (a) the benefit he would otherwise be entitled to under the ESRIP, or (b) a one-half ESRIP benefit using a 32.5 percent normal retirement income target under ESRIP Section 2.01-2 in place of the 65 percent target.

“4.4 Death During Employment. If Dodson should die in service, NNG shall pay his surviving spouse 100 percent of the 100 percent joint and survivor annuity amount under ESRIP Section 2.04-1(a) using the full ESRIP benefit under 4.2 above.

“4.5 No ESRIP Change in Control Benefits. Dodson shall not be entitled to any of the benefit enhancements otherwise provided under the terms of the ESRIP to participants who become entitled to Change in Control Severance Benefits (as defined therein).

2.	Except as otherwise provided herein, all other provisions of the Agreement shall remain in full force and effect.

IT IS SO AGREED:

NORTHWEST NATURAL GAS COMPANY		MARK S. DODSON

By:	/s/ Richard G. Reiten
Name:	Richard G. Reiten	Dated:	December 14, 2006
Title:	Chairman of the Board
Dated:	December 14, 2006

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